EXHIBIT 99.1

Golden Phoenix Transitions Existing Bridge Loan Into US$15,500,000
Gold Stream Debt Facility

SPARKS, NV, SEPTEMBER 28, 2011 – Golden Phoenix Minerals, Inc. (the “Company”) (OTC Bulletin Board: GPXM) is pleased to announce that, further to the disclosure provided in its press release of August 4, 2011, it has now amended its existing senior secured bridge loan (the “Bridge Loan”) with Waterton Global Value, L.P. (“Waterton”) such that the Bridge Loan has been transitioned into a more permanent senior secured gold stream credit agreement (the “Gold Stream Facility”) amongst the parties.

Under the Gold Stream Facility, Waterton will make up to US$15,500,000 (the “Commitment Amount”) available to the Company in five separate tranches.  That portion of the Commitment Amount borrowed  (at any given time, the amount outstanding referred to as the “Principal Amount”) will be payable by the Company to Waterton in monthly payments commencing in March 2012 for a period between two and eighteen months depending on the amount borrowed.  Under the Gold Stream Facility, each monthly repayment of the Principal Amount will be made by either (a) the delivery of physical ounces of gold to Waterton, where the number of ounces to be delivered shall be based on the then current spot price of gold less an applicable discount, or (b) cash in immediately available funds pursuant to the repayment schedule. The Gold Stream Facility is secured by a perfected lien on, and a first priority security interest in, all of the tangible and intangible personal and real properties and assets of the Company and its subsidiaries, including its interest in Mineral Ridge Gold LLC.

The Company is pleased to announce that it plans to use the proceeds of the Gold Stream Facility to acquire, maintain, develop and advance its interest in the Santa Rosa Gold Project, located in Cañazas, Panama, further to its press release of September 19, 2011, as a part of a broader plan to develop a mine plan and to bring the Santa Rosa gold mine into commercial production.

Tom Klein, CEO of Golden Phoenix, commented: “We are pleased to be working with Waterton on this important transaction which furthers our efforts to develop key strategic relationships within the financial community. The Gold Stream Facility sets the stage for what we believe will be significant organic growth within our Company.”

Cheryl Brandon, Portfolio Manager at Waterton, stated, “We look forward to our continuing work with Golden Phoenix to provide the required capital to advance the Santa Rosa gold mine in Panama.”

The Company must satisfy certain conditions prior to drawing down each of the five tranches of the Commitment Amount, including, for example, the ongoing existence of the security documents, the good standing of its Acquisition Agreement with Silver Global with respect to its acquisition of an interest in the Santa Rosa gold mine and successful completion of certain milestones as compliment the Company’s earn-in of its interest in Santa Rosa, amongst others.

In connection with the Gold Stream Facility, the Company has agreed to pay Waterton a structuring fee, and has also affirmed Waterton’s option to purchase the Company’s interest in the Mineral Ridge Gold LLC, the joint venture entity that owns and operates the Mineral Ridge mine near Silver Peak, Nevada, which option, along with the Company’s grant of a security interest in its ownership of the Mineral Ridge project, were simultaneously consented to by Scorpio Gold Corporation, the majority partner at Mineral Ridge.

Please visit the Golden Phoenix website at: www.goldenphoenix.us.

About Golden Phoenix:  Golden Phoenix Minerals, Inc. is a Nevada-based mining company whose focus is Royalty Mining in the Americas. Golden Phoenix is committed to delivering shareholder value by identifying, acquiring, developing and joint venturing gold, silver and strategic metal deposits throughout North, South and

Central America. Golden Phoenix owns, has an interest in, or has entered into agreements with respect to mineral properties located in the United States, Canada, Panama and Peru including its 30% interest in the Mineral Ridge gold project near Silver Peak, Nevada.

Forward Looking Statements:  Information contained herein regarding optimism related to the business, expanding exploration, development activities and other such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created thereby. While Golden Phoenix believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market prices for the Company’s mineral products, domestic and international business and economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

For More Information Contact:
Robert Ian, Director of Corporate Communications
(702) 983-0469
investor@goldenphoenix.us
Golden Phoenix Minerals, Inc. • 1675 East Prater Way #102 • Sparks, NV 89434
Tel: (775) 853-4919 • Fax: (775) 853-5010 • www.GoldenPhoenix.us